UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

October 26, 2022

Dear CytoDyn Stockholder:

You are cordially invited to virtually attend the 2022 Annual Meeting of Stockholders of CytoDyn Inc. (the “Company”) to be held solely online via a live webcast at 8:00 a.m., Pacific Time, on Friday, December 9, 2022. There is no physical location for the Annual Meeting. To attend and vote at the Annual Meeting, you must be a stockholder of record as of the close of business on October 24, 2022, or hold a legal proxy, as explained in the “Voting, Revocation, and Solicitation of Proxies” and “Attendance at the Annual Meeting” sections of the accompanying proxy statement.

The matters to be presented for action at the Annual Meeting are (i) the election of five directors to our Board of Directors; (ii) ratification, on an advisory (non-binding) basis, of the appointment of our auditors; and (iii) approval, on an advisory (non-binding) basis, of our executive compensation. We may also act on such other business as may properly come before the Annual Meeting.

We are excited about the future of our company. It is vitally important that your shares are represented and voted, whether or not you are able to attend the virtual meeting. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

Sincerely,

Cyrus Arman

President

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 9, 2022

You are invited to virtually attend the Annual Meeting of Stockholders (the “Annual Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at 8:00 a.m., Pacific Time, on Friday, December 9, 2022, via a live webcast at www.meetnow.global/MLNKHSH.

The Board of Directors has fixed October 24, 2022 as the record date for the meeting. Only stockholders of record at the close of business on October 24, 2022, or who hold a legal proxy, are entitled to notice of, to vote at, and to virtually attend the Annual Meeting or any postponements or adjournments thereof. Please refer to the “Voting, Revocation, and Solicitation of Proxies” and “Attendance at the Annual Meeting” sections of the accompanying proxy statement for additional information.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of five (5) directors to serve on the Board of Directors until the 2023 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.	Ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2023;
3.	Approval, on an advisory (non-binding) basis, of our named executive officer compensation; and
4.	Transaction of any other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date if necessary, or before any postponements or adjournments thereof.

Whether or not you are able to virtually attend the meeting, please promptly vote and submit your proxy (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. If you are a stockholder of record at the close of business on October 24, 2022, or hold a legal proxy, and virtually attend the Annual Meeting, you may revoke your proxy and vote your shares at the meeting.

The Board of Directors of the Company recommends that you vote “FOR” the election of the Board’s nominees for directors named in this proxy statement, as well as “FOR” Proposals 2 and 3 above, using the enclosed proxy card.

We urge you to read this proxy statement carefully and to vote promptly through the internet, by telephone, or by mail. This will ensure the presence of a quorum at the meeting. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail as well. Promptly voting your shares via internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form, will save us the expense and extra work of additional solicitation.

By Order of the Board of Directors

Antonio Migliarese

Corporate Secretary

Vancouver, Washington

October 26, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON DECEMBER 9, 2022:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2022, filed on August 15, 2022, and Amendment No.1 to the Form 10-K filed on September 28, 2022, are available at www.edocumentview.com/CYDY.

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at our Annual Meeting of Stockholders to be held on December 9, 2022 at 8:00 a.m., Pacific Time, in a solely virtual format (the “Annual Meeting”), and any postponements or adjournments thereof. There is no physical location for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available at www.investorvote.com/CYDY. The following materials are available for review:

●	Proxy Statement;
●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2022, filed on August 15, 2022, and Amendment No.1 to the Form 10-K filed on September 28, 2022;
●	Notice of Internet Availability of Proxy Materials; and
●	Proxy Card.

We provided electronic access to our proxy materials beginning on or about October 28, 2022. On or about October 28, 2022, we mailed to our stockholders the Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the proxy statement via the internet and how to vote online. The Securities and Exchange Commission (the “SEC”) allows the delivery of proxy materials to stockholders over the internet. We believe that this offers a convenient way for stockholders to review the proxy materials, while also reducing printing and mailing expenses and lessening the environmental impact of paper copies.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. Proxies to vote at the Annual Meeting are being solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors, officers and employees of the Company in person, by telephone or otherwise without additional compensation for such services.

Voting. You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. When a proxy is properly returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be counted for purposes of determining whether or not a quorum is present and will be voted in accordance with the recommendations of our Board, as stated in the Notice of Annual Meeting of Stockholders. If a stockholder of record as of the close of business on October 24, 2022, or a holder of a legal proxy, virtually attends the Annual Meeting, he or she may vote at the Annual Meeting. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. Although the New York Stock Exchange may not announce which proposals will be deemed routine until after the date on which this proxy statement has been mailed to you, the election of directors and advisory vote on named executive officer compensation will be deemed non-routine. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to direct the voting of your shares.

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone will not revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted voting instructions relating to your shares.

ATTENDANCE AT THE ANNUAL MEETING

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must obtain a legal proxy and register in advance to attend the Annual Meeting virtually on the internet. To register, you must submit proof of your proxy power (legal proxy) from the broker reflecting your CytoDyn Inc. holdings, along with your name and email address, to our transfer agent, Computershare. Requests for registration must be labeled as “CytoDyn Inc. Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on December 6, 2022. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail

Send to:

Computershare
CytoDyn Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi and internet connection from wherever they intend to participate in the meeting from. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call 1 (888) 724-2416.

OUTSTANDING VOTING SECURITIES AND QUORUM

Stockholders of record as of the close of business on October 24, 2022, are entitled to one vote at the Annual Meeting for each share of common stock, par value $0.001 per share, of the Company then held by the stockholder. As of that date, the Company had 813,039,853 shares of common stock issued and outstanding. The presence, in person (by attendance at the virtual meeting) or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote constitutes a quorum at the Annual Meeting. Abstentions will be considered present for purposes of determining the presence of a quorum at the Annual Meeting.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner. Broker non-votes, if any, will not be considered present for purposes of determining the presence of a quorum at the Annual Meeting if the New York Stock Exchange determines that none of the proposals are “routine,” but will be considered present for purposes of determining the presence of a quorum at the Annual Meeting if the New York Stock Exchange determines that one or more of the proposals is “routine.”

VOTES REQUIRED

Pursuant to the General Corporation Law of the State of Delaware and our Bylaws, the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Proposals 2 and 3 will be approved, on an advisory basis, if a quorum exists and the votes cast “for” the proposal exceed the votes cast “against” the proposal. Under Delaware law and our Amended and Restated Bylaws (our “Bylaws”), abstentions and broker non-votes are not counted as votes cast on an item and therefore will not affect the outcome of any proposal presented in this proxy statement.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document to understand the proposals fully.

●	Time and Place of Annual Meeting (see Notice of Annual Meeting of Stockholders): 8:00 a.m., Pacific Time, on Friday, December 9, 2022, solely in virtual format. Stockholders of record as of the close of business on October 24, 2022, or holding a legal proxy, may access the Annual Meeting virtually at www.meetnow.global/MLNKHSH. See “Attendance at the Annual Meeting” above for additional information on how to access the Annual Meeting.
●	Record Date (see page 2): You are entitled to vote on the proposals to be presented at the Annual Meeting if you owned common stock of the Company as of the close of business on October 24, 2022, either of record or in street name.
●	Proposals to be Voted on (see Notice of Annual Meeting of Stockholders): Matters to be presented for action at the meeting include (i) election of five (5) directors to serve on the Board of Directors until the 2023 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal; (ii) ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2023; and (iii) approval, on an advisory (non-binding) basis, of our named executive officer compensation.
●	Recommendation of the Board (see pages 13-15): The Board of Directors of the Company recommends that you vote “FOR” the election of the Board’s nominees for director named in this proxy statement, as well as “FOR” Proposals 2 and 3 above.
●	Vote Required (see page 3): Pursuant to the General Corporation Law of the State of Delaware and our Bylaws, the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the General Corporation Law of the State of Delaware, Proposals 2 and 3 will be approved if a quorum exists and the votes cast “for” the proposal exceed the votes cast “against” the proposal.
•

How to Vote Your Shares (see page 1): You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. In order to assure that your vote is recorded, please submit your proxy even if you are a stockholder of record as of the close of business on October 24, 2022, and currently plan to virtually attend the Annual Meeting.

●	How to Revoke Your Proxy (see page 2): Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone will not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.
●	Voting of Shares Held in “Street Name” (see pages 1-2): Your broker is permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but is not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to direct the voting of your shares. As long as a quorum is present at the Annual Meeting, failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s name, will have no effect on the proposals to be submitted to a vote at the Annual Meeting.
●	Whom You Should Contact with Questions: If you have further questions, you may email ir@cytodyn.com.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors and Board Committees

The following table lists each of our five current directors and sets forth information about their committee memberships:

			Board committees
Director name	Age	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	55	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	52	Yes		M	M
Karen J. Brunke, Ph.D.	70	Yes	M	C	M
Ryan M. Dunlap	52	Yes	C
Stephen M. Simes	70	Yes
C indicates chair of respective board committee. M indicates member of respective board committee.

Board Meetings and Executive Sessions

The Board held twenty-five (25) meetings during the Company’s fiscal year ended May 31, 2022. During fiscal year 2022, each of the then-current directors attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which they served during their tenure on such committee or the Board.

It is our policy that our Board members attend our Annual Meeting. At our 2021 Annual Meeting, all then-current Board members participated in the virtual Annual Meeting.

Board Leadership Structure

Our Board is currently chaired by our non-employee independent director Tanya D. Urbach. Ms. Urbach has served as Board Chair since January 2022. The Board believes its current Board leadership structure, which reflects the separation of the Chair and Principal Executive Officer position, enables the Board to govern in the best interests of the Company and its stockholders.

The Board’s Role in Risk Oversight

Our management is responsible for identifying, assessing and managing the material risks we face. The Board generally oversees risk management practices and processes and, both as a whole and through the Audit Committee, periodically discusses with management strategic and financial risks associated with our operations, their potential impact on us, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risks and discusses with management and our independent registered public accounting firm our policies and practices with respect to risks and particular areas of risk exposure. The Nominating and Governance Committee oversees recruitment of potential director nominees and succession planning for our executive positions. The Compensation Committee monitors our incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct and a Statement of Policy on Insider Trading and Policy Regarding Special Trading Procedures. Copies of these governing documents, as well as the committee charters described below, are available on our website at www.cytodyn.com under the Investors/Corporate Governance tabs.

Director Independence

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC. However, in determining director independence, we use the definition of independence in Rule 5605(a)(2) and Rule 5605(c)(2) of the listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”).

The Board has determined that all of our current directors, Ms. Urbach, Drs. Brunke and Ndhlovu, and Messrs. Dunlap and Simes, are independent as defined in the Nasdaq Rules and none of them otherwise has a relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. See also “Related Person Transactions” below.

Committees of Our Board

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website at www.cytodyn.com under the Investors/Corporate Governance tabs. A brief description of the composition and the primary responsibilities of our committees is set forth below.

Audit Committee

The primary role of the Audit Committee is to oversee the Company’s financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by our independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee is also responsible for reviewing and approving in advance all contemplated related-party transactions such as those described under “Related Person Transactions” below. The Audit Committee held seven (7) meetings during fiscal year 2022, of which four (4) meetings were held to review our financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

The members of our Audit Committee are currently Mr. Dunlap, Chair, Dr. Brunke, and Ms. Urbach, each of whom is an independent director. For a portion of fiscal year 2022, Alan P. Timmins, Gordon G. Gardiner, and Jordan G. Naydenov also served on the Audit Committee, each of whom was also an independent director.

The Board has determined that each current member of the Audit Committee is financially sophisticated under the Nasdaq Rules. The Board has also determined that Mr. Dunlap is an “audit committee financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC. All current members of the Audit Committee are considered independent because they satisfy the independence requirements prescribed by the Nasdaq Rules, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee reviews and approves our overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including cash incentive compensation and grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans. The Compensation Committee held sixteen (16) meetings during fiscal year 2022.

Our Compensation Committee currently consists of Dr. Brunke, Chair, Ms. Urbach, and Dr. Ndhlovu, each of whom is an independent director. Samir R. Patel, M.D., and Messrs. Timmins, Gardiner, and Naydenov, all of whom were also independent directors, also served on the Compensation Committee portions of fiscal year 2022.

The Board has reviewed the source of compensation received by each director currently serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair their ability to make independent judgments about our Company’s executive compensation. The Board has also reviewed all affiliations of the directors currently serving on the Compensation Committee with our Company and its affiliates, and determined that there is no relationship that would impair their ability to make independent judgments about our Company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and committees thereof, and evaluates the Board and its members. The Nominating Committee also assists the Board in recruiting and developing succession and continuity plans for principal officer positions. The Nominating Committee did not meet during fiscal year 2022, rather the entire Board met to address such issues as they arose in the fiscal year 2022.

The current members of the Nominating Committee are Ms. Urbach, Chair, and Drs. Brunke and Ndhlovu. Dr. Patel and Mr. Naydenov also served on the Nominating Committee for a portion of fiscal year 2022, and were also independent directors.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider, among other factors:

●	demonstration of ethical behavior;
●	positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;
●	the candidate’s ability to commit sufficient time to the position;
●	the candidate’s understanding of our business and operations; and
●	the need to satisfy independence requirements relating to Board composition.

The Nominating Committee evaluates all candidates for director thoroughly, whether they are recommended by the management team, stockholders, or third parties, in accordance with the needs of the Board and the qualifications of the candidate. Stockholders who have recommendations for future director candidates may contact the Board at the Company’s address, 1111 Main Street, Suite 660, Vancouver, Washington 98660.

Prior to each annual meeting of stockholders, the Nominating Committee evaluates the current composition of the Board in determining whether to recommend the nomination of current directors for re-election. As authorized under its charter, the Nominating Committee engaged a third-party search firm beginning in March 2022 to assist the committee in locating, recruiting, and vetting potential candidates for election or appointment as directors.

The Nominating Committee has adopted a policy for considering diversity in identifying nominees for director, which policy recognizes that maintaining a diverse membership with varying backgrounds, perspectives, skills, experiences, and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations, and enables the Board to better serve as effective, engaged stewards of our stockholders’ interests.

When considering directors and nominees, the Nominating Committee and the Board focus primarily on the information disclosed in each individual’s resume, references, questionnaire, background check, and personal interview. See “Proposal 1 Election of Directors” for information regarding our five current directors, who have been recommended for re-election as directors by the Nominating Committee.

Anti-Hedging Policy

The Board of Directors has adopted a policy that prohibits our employees (including officers) and directors, or any of their designees, from engaging in transactions in our capital stock that could create the appearance of misalignment between an employee or director and stockholders and/or create a heightened compliance risk. Engaging in transactions or purchasing financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any securities of the Company held by our employees or directors is prohibited. Prohibited transactions include, but are not limited to, zero-cost collars and forward sale contracts.

Director Compensation

During fiscal year 2022, our non-employee director compensation program provided for: (i) $25,000 in annual cash retainer; (ii) an additional annual cash retainer of $20,000 for service as Lead Independent Director or independent Board Chair, (iii) additional annual cash retainers for committee chairs equal to $20,000 for the Audit Committee and $10,000 for both the Compensation and Nominating and Governance Committees, (iv) annual cash retainers for committee members of $10,000 for Audit and $5,000 for the other two committees, and (v) an annual grant of a non-qualified stock option covering 225,000 shares of common stock vesting in 12 equal monthly installments. In September 2022, directors who were initially elected to the Board on or after November 24, 2021, received pro rata grants of fully vested non-qualified stock options based on their length of service on the Board prior to June 1, 2022.

Harish Seethamraju, M.D., who resigned shortly after his election on November 24, 2021, received no compensation as a director. Ryan Dunlap and Stephen Simes were appointed to the Board of Directors since May 31, 2022, and did not receive any compensation for services in fiscal year 2022.

In September 2022, the Compensation Committee approved increases in the annual cash retainer for Board service to $40,000 and the additional cash retainer for serving as Lead Independent Director or independent Board Chair to $30,000. Also in September 2022, the Compensation Committee approved grants of nonqualified stock options to Board members who were directors on June 1, 2022, with a grant date fair value of $100,000, and a pro rata amount to Mr. Dunlap and Mr. Simes, as part of the Company’s director compensation program for fiscal year 2023. The options have a 10-year term; one-third of the options vested on the date of grant and the balance will vest in eight equal monthly installments. Dr. Ndhlovu was granted an additional fully vested nonqualified stock option covering 50,000 shares as compensation for his service on the Company’s Scientific Advisory Board beginning July 1, 2021.

2022 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal year 2022:

			Stock option
Name of non-employee director		Cash fees	awards (1)(2)	Total
Tanya D. Urbach	(3)(4)	$35,661	$45,526	$81,187
Lishomwa C. Ndhlovu, M.D., Ph.D.	(4)	$16,743	$45,526	$62,269
Karen J. Brunke, Ph.D.	(5)	$6,401	$15,175	$21,576
Jordan G. Naydenov	(6)	$39,049	$234,450	$273,499
Harish Seethamraju, M.D.	(4)(7)	—	—	—
Samir R. Patel, M.D.	(8)	$22,500	$234,450	$256,950
Alan P. Timmins	(3)(8)	$33,449	$234,450	$267,899
Gordon G. Gardiner	(8)(9)	$13,542	$235,350	$248,892

(1)	Stock option awards represent the grant date fair value of the awards pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”), as described in Note 7 in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2022, as amended by Amendment No. 1 (the “2022 Form 10-K”), to which reference is hereby made.

(2)	The total number of shares of common stock underlying stock options held by each non-employee director as of May 31, 2022 are shown in the table below:

Number of shares underlying
Name of non-employee director	unexercised stock option awards
Tanya D. Urbach	—
Lishomwa C. Ndhlovu, M.D., Ph.D.	50,000
Karen J. Brunke, Ph.D.	—
Jordan G. Naydenov	952,647
Samir R. Patel, M.D.	349,829
Alan P. Timmins	374,486
Gordon G. Gardiner	93,750

(3)	Cash fees include prorated amounts of annual fees for service as Lead Independent Director or Board Chair.
(4)	Elected to Board of Directors November 24, 2021.
(5)	Appointed to Board of Directors April 1, 2022.
(6)	Resigned from Board of Directors effective May 17, 2022.
(7)	Resigned from Board of Directors effective December 15, 2021.
(8)	Did not stand for reelection at the 2021 annual stockholders meeting, resulting in final date of service of November 24, 2021. Their stock options granted for service in fiscal year 2022 were amended just before that date to accelerate vesting of one additional monthly installment of options and to permit exercise until the end of the original term.
(9)	Appointed to Board of Directors July 1, 2021.

Communications with Directors

Stockholders may send communications to our Board at the Company’s address, 1111 Main Street, Suite 660, Vancouver, Washington 98660. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to our Board as a whole and designated as “Confidential,” the communication will be delivered to the Chair of the Board, Ms. Urbach. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of our Board at its next regularly scheduled meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

Under our Certificate of Incorporation and By-Laws, the Board is authorized to set the number of directors of the Company. The Board has fixed the number of directors at five. The Board currently consists of five directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the Annual Meeting the following five individuals: Tanya D. Urbach, Lishomwa C. Ndhlovu, M.D., Ph.D., Karen J. Brunke, Ph.D., Ryan M. Dunlap, and Stephen M. Simes, to hold office until next year’s annual meeting of stockholders, and until their successors are duly elected and qualified or until their earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, the Board may appoint a director to fill the remainder of such term, reduce the size of our Board, or leave the position vacant.

The Board has affirmatively determined that each of the Board’s nominees qualifies as an independent director. None of our Board’s nominees is being elected pursuant to any arrangement or understanding between any of the Board’s nominees and any other person or persons. All of the Board’s nominees have consented to serving as a nominee, being named in this Proxy Statement, and serving as a director if elected. If all of the Board’s nominees are elected at the Annual Meeting, two of our directors (40.0%) will be female and one of our directors (20.0%) will be racially or ethnically diverse.

Nominees and their Qualifications

The following table sets forth information with respect to each person who is nominated for election as a director, including their current principal occupation or employment and age as of October 26, 2022:

				Board committees
Director name	Age	Principal occupation	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	55	Partner, Eagle Bay Advisors	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	52	Professor, Immunology in Medicine and Neuroscience, Cornell University	Yes		M	M
Karen J. Brunke, Ph.D.	70	Executive Vice President, Corporate and Business Development, Jaguar Health, Inc. (NASDAQ: JAGX)	Yes	M	C	M
Ryan M. Dunlap	52	Chief Financial Officer, Gurobi Optimization	Yes	C
Stephen M. Simes	70	Independent advisor to companies and organizations in the pharmaceutical industry	Yes
C indicates chair of respective board committee. M indicates member of respective board committee.

Tanya D. Urbach. Ms. Urbach has been a director since November 24, 2021 and has served as our Board Chair since January 24, 2022. She is currently Partner/Head of Family Office for Eagle Bay Advisors, which provides family office and investment advisory services, and also provides corporate governance and corporate finance advice to Dynepic, Inc., which provides an integrated platform to power immersive training programs for companies and U.S. military forces. From November 2020 through March 31, 2021, Ms. Urbach was a sole practitioner advising broker-dealers, investment advisers and their professionals. From January 2019 through October 2020, she was a shareholder at the law firm Markun, Zusman, Freniere & Compton in Portland, Oregon. She served as General Counsel for Paulson Investment Company, LLC, a registered broker-dealer that provides investment banking services to the Company from time to time, from July 2015 until January 2019, providing advice regarding corporate governance, securities regulatory compliance, corporate finance, and other legal and securities-related issues. Ms. Urbach earned her bachelor’s degree at University of

Oregon and her law degree at Lewis & Clark Law School. She served on the Executive Committee of the Oregon State Bar Securities Regulation Section from 2007 through 2015 and 2019 to the present. She brings extensive training and expertise in the conduct of securities offerings, securities litigation, corporate finance and business growth, corporate governance, and other corporate business and legal issues to the Board.

Lishomwa C. Ndhlovu, M.D., Ph.D. Dr. Ndhlovu has been a director since November 24, 2021 and previously served on the Company’s Scientific Advisory Board. He was appointed to Weill Cornell Medicine in 2019 as Professor of Immunology in Medicine and Neuroscience. Before joining Weill Cornell Medicine, Dr. Ndhlovu was a Professor at the University of Hawaii from 2011 to 2019, where he retains an adjunct appointment. As Co-leader of the $26.5 million NIH - Martin Delaney Collaboratory for HIV Cure “HOPE.”, he is a recognized expert in basic and complex immunology and immunotherapy research. He has focused much of his work on confronting the challenges of HIV and aging, addressing molecular mechanism of HIV and COVID-19 pathogenesis, complications and persistence. Dr. Ndhlovu received his M.D. from the University of Zambia and his Ph.D. from Tohoku University in Japan and is an elected Fellow of the American Academy of Microbiology. He brings a deep understanding of the central nervous system aspects of HIV and research expertise in major arenas in which the Company is studying its drug product to the Board.

Karen J. Brunke, Ph.D. Dr. Brunke was appointed as a director effective April 1, 2022. She was recommended by Dr. Ndhlovu, one of our independent directors. Dr. Brunke has over 30 years of scientific, operational, clinical, senior executive, and corporate/business development managerial experience with large and small biotechnology companies. She is currently the Executive Vice President of Corporate and Business Development at Jaguar Health, Inc., a position she has held since September 2021, following seven months as an independent consultant to Jaguar. Jaguar is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. During her career, Dr. Brunke has been a business development and strategy consultant to multiple companies, and was instrumental in the initiation of several startup companies, including during the period from 2017 through 2020. Dr. Brunke was part of the executive team that merged Mercator Genetics Inc. with Progenitor, a subsidiary of Interneuron Pharmaceuticals, in 1999 and helped take the resulting company public. Dr. Brunke was Chief Operating Officer of Anexus Pharmaceuticals, a subsidiary of the Japanese public company MediBic, responsible for in- and out-licensing assistance for Japanese companies, from 2004 through June 2006, and was founding Chief Executive Officer of Cardeus Pharmaceuticals, a neuroscience company, from 2011 through March 2014. Dr. Brunke received her BA in Biochemistry as well as a Ph.D. in Microbiology from the University of Pennsylvania. Her many years of service in executive management, business development, operations, and corporate development roles at biotechnology companies will be of valuable assistance to the Board.

Ryan M. Dunlap. Mr. Dunlap was appointed as a director effective August 24, 2022. He was recommended by our Chief Financial Officer. Mr. Dunlap has over 25 years’ experience in finance and operations leadership, developing significant expertise in strategy setting, improving operational efficiency and effectiveness, fundraising and investor relations, financial reporting and compliance, and risk management. Mr. Dunlap joined Gurobi Optimization, a company that offers customers a mathematical optimization solver to address business problems, in October 2019. Prior to that, he was CFO beginning in January 2016, as well as COO beginning in December 2017, at MolecularMD (now ICON Specialty Labs), a growth equity-backed molecular diagnostics company. Mr. Dunlap also served for four years as the CFO of Galena Biopharma, Inc., a publicly traded biotechnology and pharmaceutical sales company, from February 2014 through December 2015. Earlier in his career, Mr. Dunlap held various financial and operational leadership roles in large, multinational organizations, and spent 11 years with public accounting firms such as PwC, KPMG, and Moss Adams, where he provided business assurance and advisory services to both public and private companies predominately in the software, technology, and life sciences industries. Mr. Dunlap earned a B.S. degree in Accounting from the University of Oregon and is an active licensed CPA in the state of Oregon. His expertise as an "audit committee financial expert," particularly in matters faced by the audit committee of a biotechnology company as well as his significant experience in executive management, finance, operations, and strategic planning, will be of valuable assistance to the Board.

Stephen M. Simes. Mr. Simes was appointed as a director effective October 13, 2022. He was recommended by a third-party search firm. Mr. Simes brings extensive experience to our Board through his service as CEO or a director of a number of pharmaceutical companies, both public and private. His career in the pharmaceutical industry started over 40 years ago with G.D. Searle & Co. (now a part of Pfizer Inc.). He has been an independent advisor to companies and organizations in the pharmaceutical industry since 2016, and is currently Entrepreneur in Residence at Helix 51 and the Innovation and Research Park of Rosalind Franklin University of Medicine and Science in North Chicago,

Illinois. Mr. Simes also serves as a director of BioLife4D Corporation, a private company developing a patient-specific, fully functioning human heart using 3D bioprinting and the patient’s own cells and currently preparing for an IPO. Mr. Simes is also chairman of the board of Bio-XL Limited, an Israeli company developing products in oncology. He serves as an advisor for SmartHealth Catalyzer and advises several emerging companies in varied therapeutic areas, including oncology and cardiology. Mr. Simes was the CEO of RestorGenex Corporation from 2014 to 2016, when it was acquired by Diffusion Pharmaceuticals. From 1998 to 2013, Mr. Simes was the President and CEO of BioSante Pharmaceuticals, which was acquired by ANI Pharmaceuticals Inc. in June 2013. He previously served on the boards of directors of Therapix Biosciences (2016-2020), RestorGenex Corporation (2014-2016), Ceregene, Inc. (2009-2013), BioSante Pharmaceuticals (1998-2013), Unimed Pharmaceuticals, Inc. (1994-1997), Bio-Technology General (1993-1995), and Gynex Pharmaceuticals, Inc. (1989-1993). Stephen has a BSc in Chemistry from Brooklyn College of the City University of New York and an MBA from New York University. Simes brings substantial biotech experience to the board, including in the realms of corporate governance, executive management, operations, business development, drug development and capital markets. He also has substantial experience serving on boards of both privately-owned and publicly traded entities.

Vote Required

The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes properly cast will be elected, provided that a quorum is present at the Annual Meeting. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the nominees for election as directors listed below as a group, or for or withheld from each individual nominee. Shares that are not represented at the Annual Meeting, shares that are withheld, and broker non-votes will have no effect on the outcome of the election. If for some unforeseen reason a Board nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The Board recommends that stockholders vote “FOR” the election of the five nominees named above.

PROPOSAL 2

ADVISORY VOTE ON RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has selected Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm to examine our financial statements for the fiscal year ending May 31, 2023. The selection of independent auditors is not required to be submitted to a stockholder vote by our governance documents or applicable law. However, our Board considers it desirable for stockholders to vote on the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of MGO are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

Provided that a quorum is present, this proposal will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Shares that are not represented at the Annual Meeting, abstentions and broker non-votes, if applicable, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote “FOR” ratification of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for fiscal 2023.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) includes a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also includes a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2019 Annual Meeting, our stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of our executive officers again this year.

A detailed description of the compensation paid to the executive officers named in the compensation tables included in this Proxy Statement appears under the heading “Executive Compensation” in accordance with the SEC’s rules.

Our philosophy is that executive compensation should align with stockholders’ interests, without encouraging excessive and unnecessary risk. During fiscal year 2022, the main components of executive compensation, as shown in the Summary Compensation Table in this Proxy Statement, included base salary and time-vested stock options. In addition, as a cash-conserving measure, in March 2022 the Company began paying 25% of executive officer salaries in shares of common stock, as well as all severance payments to the Company’s former CEO following his termination in January 2022. This vote is intended to consider the overall compensation of executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements. The next stockholder advisory vote to approve executive compensation will be held at our 2023 Annual Meeting.

Vote Required

Provided that a quorum is present, this proposal will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Shares that are not represented at the Annual Meeting, abstentions, and broker non-votes, if applicable, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote, on an advisory basis, “FOR” the following resolution:

“RESOLVED, that the compensation paid to named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved on an advisory basis.”

The above-referenced disclosures appear under the heading “Executive Compensation” in this Proxy Statement.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 13, 2022, the Company received a letter from the Company’s then current independent registered public accounting firm, Warren Averett, LLC (“Warren Averett”), informing the Company that, effective April 13, 2022, Warren Averett was resigning as the Company’s independent registered public accounting firm. The Company’s Audit Committee had not recommended a change in the Company’s auditors. On April 18, 2022, the Audit Committee appointed and engaged Macias Gini & O’Connell LLP (“MGO”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the fiscal year ended May 31, 2022, subject to the completion of client acceptance procedures. Subsequently, MGO was engaged to audit the adjustments described in Note 14, Restatement that were applied to restate the 2021 consolidated financial statements.

The audit reports of Warren Averett on the Company’s financial statements for the fiscal years ended May 31, 2021 and May 31, 2020, included in its Annual Reports on Form 10-K for the fiscal years ended May 31, 2021, and May 31, 2020, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for, in Warren Averett’s audit reports dated July 30, 2021, and August 14, 2020, the expression that there was substantial doubt as to the Company’s ability to continue as a going concern, and in Warren Averrett’s audit report dated July 30, 2021, the error described in Note 14, Restatement. During the fiscal years ended May 31, 2020 and May 31, 2021, as well as the subsequent interim period through April 13, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and Warren Averett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Warren Averett, would have caused Warren Averett to make reference to the subject matter of the disagreements in connection with its reports. Other than the material weakness reported in the Company’s Form 10-Q for the quarter ended November 30, 2021, there were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred or were identified during the Company’s two most recent fiscal years ended May 31, 2020 and May 31, 2021, or during the subsequent interim period through April 13, 2022. The material weakness caused the Company’s management to conclude that the Company’s internal control over financial reporting was not effective as of November 30, 2021.

Board Pre-Approval Process, Policies and Procedures

The Audit Committee’s policy is to pre-approve all engagements for audit and non-audit services provided by our independent registered public accounting firms. The Audit Committee pre-approved 100% of the audit-related fees described below.

Fees Paid to Principal Independent Registered Public Accounting Firm

Warren Averett invoiced our Company the approximate amounts shown in the table below for professional services related to fiscal years 2022 and 2021:

Services rendered	2022	2021
Audit Fees (1)	$161,643	$310,000
Audit-Related Fees (2)	9,606	50,000
Total Audit and Audit-Related Fees	171,249	360,000
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$171,249	$360,000

(1)	The audit fees covered the annual audit of our financial statements for fiscal year 2021, Sarbanes-Oxley compliance work, and quarterly reviews.
(2)	The audit-related fees covered review of our Registration Statements on Forms S-3 and S-8, related accountants’ consents and other matters.
(3)	The tax fees cover tax returns, year-end tax planning and tax advice. No tax fees were invoiced during fiscal 2022 or 2021.

(4)	Warren Averett did not invoice us for any other professional services rendered during fiscal 2022 or 2021, and it did not provide our Company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

MGO invoiced our Company the approximate amounts shown in the table below for professional services related to fiscal year 2022:

Services rendered	2022
Audit Fees (1)	$734,319
Audit-Related Fees (2)	—
Total Audit and Audit-Related Fees	$734,319
Tax Fees (3)	—
All Other Fees (4)	—
Total Fees	$734,319

(1)	The audit fees covered the annual audit of our financial statements and Sarbanes-Oxley compliance work.
(2)	MGO did not invoice us for any professional services related to fiscal year 2022 for review of our registration statements, related accountants’ consents and other matters.
(3)	The tax fees cover tax returns, year-end tax planning and tax advice. No tax fees were invoiced during fiscal year 2022.
(4)	MGO did not invoice us for any other professional services rendered during fiscal year 2022, and it did not provide any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended May 31, 2022, the Audit Committee met with management and our independent auditors, MGO, to review our accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2022. The Audit Committee discussed and reviewed with MGO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. MGO has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence.

Based on its review and discussions with management and our independent auditors, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2022, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Tanya D. Urbach, Chair

Karen J. Brunke, Ph.D.

Lishomwa C. Ndlovu, M.D., Ph.D.

August 14, 2022

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Information about our current Executive Officers is set forth below:

Name	Age	Position
Cyrus Arman, Ph.D.	42	President
Scott A. Kelly, M.D.	52	Chief Medical Officer and Head of Business Development
Antonio Migliarese	39	Chief Financial Officer, Treasurer, and Secretary
Nitya G. Ray, Ph.D.	70	Chief Technology Officer

Cyrus Arman, Ph.D. Dr. Arman was appointed as our President on July 9, 2022. Dr. Arman previously held positions with a number of biotechnology companies, most recently serving as Chief Business Officer of Nimble Therapeutics, Inc., a company focused on engineering peptides. Prior to Nimble he was Vice President of Corporate Development and Strategy of NEUVOGEN, Inc., an immune-oncology company developing therapeutic whole cell cancer vaccines, from 2019 until 2021. Beginning in 2017, he served as cofounder and managing partner of BioVega Capital, LLC, a life sciences hedge fund, for four years, and as Director of Corporate Strategy at Amgen, a leading independent biotechnology company, for two years. For three years prior to 2017, Dr. Arman was Global Director and Head of Competitive Intelligence and Strategy at Amgen. He received an M.S. degree in biomedical engineering and a Ph.D. in neuroscience from the University of Southern California and an M.B.A from the UCLA Anderson School of Management.

Scott A. Kelly, M.D. Dr. Kelly served as a director of the Company beginning in April 2017 until October 13, 2022, and as Chairman of the Board beginning in December 2018 until January 24, 2022. Dr. Kelly was named to the non-executive position of Chief Science Officer of the Company in July 2019, and was appointed Chief Medical Officer and Head of Business Development in April 2020. Prior to leaving clinical medicine to focus on CytoDyn, Dr. Kelly served at Atlanta-based Resurgens Orthopaedics since 2002, including as Director of the Safety Council since 2013 and as Medical Director of the Resurgens Orthopaedics’ Spine Center since 2007. Dr. Kelly is a fellow of the American Board of Physical Medicine and Rehabilitation and a diplomate of the American Academy of Physical Medicine and Rehabilitation. Dr. Kelly also is a member of the Spine Intervention Society, Georgia Society of Interventional Spine Physicians, and American Academy of Physical Medicine and Rehabilitation. Dr. Kelly has received numerous honors, including being named as America’s Best Physicians in 2016 and 2017 by The National Consumer Advisory Board, “Top Doctor” in 2015, 2016 and 2017 by Castle Connolly, and “Top Doctor” by Atlanta Magazine in 2016. Dr. Kelly is the author of What I’ve Learned from You: The Lessons of Life Taught to a Doctor by His Patients. Dr. Kelly received his B.A. in Psychology from Emory University, his medical doctorate from Medical College of Georgia, and completed his medical residency at Emory University.

Antonio Migliarese. Mr. Migliarese was appointed as the Company’s Chief Financial Officer on May 18, 2021. Mr. Migliarese has held various positions with increasing responsibilities since joining the Company on January 16, 2020, including Interim President from January 24, 2022 to July 8, 2022, Vice President, Corporate Controller, from January 16, 2021 until May 17, 2021, and Corporate Controller from April 24, 2020 to January 15, 2021. Prior to joining the Company, Mr. Migliarese was the Controller for Domaine Serene Vineyards and Winery, Inc. from 2018 to 2020, Corporate Controller for Lightspeed Technologies, Inc., an R&D company and supplier of high-tech audio and video solutions to schools and similar organizations, from 2015 to 2018, and CFO of American Cannabis Company, Inc., from November 2014 until January 2016. Mr. Migliarese is a Certified Public Accountant and began his career in the assurance group of PricewaterhouseCoopers LLP.

Nitya G. Ray, Ph.D. The Board appointed Dr. Ray as Chief Technology Officer. Dr. Ray served as our Senior Vice President of Manufacturing from November 2015 to June 2017. Dr. Ray also served as our Chief Operating Officer from October 7, 2021, until April 19, 2022. Between June 2017 and December 2018, Dr. Ray served as Executive Vice-President, Head of Product Development, Manufacturing and Supply Chain of Actinium Pharmaceuticals, Inc. Prior to joining the Company in 2015, Dr. Ray was Senior Vice President at Progenics Pharmaceuticals, Inc. During his 14-year tenure at Progenics, he was responsible for manufacturing, process & analytical sciences & quality control. He possesses extensive knowledge of leronlimab (PRO 140) development. Dr. Ray successfully manufactured the first 10 batches of leronlimab at Progenics under GMP, which was approved by the FDA for use in all clinical trials. Dr. Ray brings 30 years of progressive, hands-on experience in strategic planning and execution of process development and manufacturing of biologics, engineered tissue therapeutics, antibody drug conjugates, and small molecule and radiopharmaceutical drugs. He has demonstrated expertise in diverse technology platforms, product development, pre-clinical, clinical and commercial manufacturing, process and analytical sciences, quality control, global supply chain, quality systems and regulatory affairs. Dr. Ray holds a Ph.D. in Biochemical Engineering and a M.S. degree in Chemical & Biochemical Engineering from Rutgers University and a B.S. degree in Chemical Engineering from Jadavpur University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following summary of the Company’s executive compensation program provides information regarding the compensation awarded to, earned by, or paid to Antonio Migliarese, our Chief Financial Officer, who also served as interim President beginning January 24, 2022 through July 9, 2022, and our two other executive officers as of May 31, 2022, Scott A. Kelly, M.D., and Nitya G. Ray, Ph.D. Information is also presented for Nader Z. Pourhassan, Ph.D., our former President and Chief Executive Officer, whose employment with the Company terminated on January 24, 2022, and for Chris P. Recknor, M.D., who became our Senior Director of Research and Development, a non-executive position, on April 19, 2022. We refer to these five individuals as our “named executive officers.” Other executive officers who served during fiscal year 2022 received total compensation less than the amounts paid or awarded to our named executive officers.

Executive Compensation Policies and Procedures

Our Company believes that our executive compensation program should be designed to attract, motivate and retain highly qualified executives by paying them competitively and rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, thereby aligning our executives’ behavior with long-term stockholder interests. The Board’s Compensation Committee is tasked with reviewing compensation policies and practices applicable to all executive officers. Effective July 2, 2021, the Compensation Committee adopted a written policy regarding executive compensation to govern the committee in making its determinations and fulfilling its responsibilities. Under the policy, the Compensation Committee will:

•

be composed of at least three members who are independent directors as provided under the Nasdaq Rules or rules of another applicable national securities exchange on which the Company’s stock is listed;

•

select and engage one or more independent compensation advisors and receive written recommendations from such advisors to assist the Compensation Committee in determining types and levels of compensation for executive officers and non-employee directors on an annual basis;

•

assess the compensation levels and composition of the Company’s peer group annually, based on factors the Compensation Committee deems relevant after discussion with its independent compensation advisor(s), and consider for selection as peers, as deemed appropriate by the Compensation Committee, companies that are operating in the same industries as the Company and have similar market capitalization;

•

consider and approve the compensation of the Company’s executive officers annually, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation, and the composition of executive compensation in terms of base salary, deferred compensation, performance-based compensation, equity-based compensation, and other benefits to be provided to executive officers; this decision-making process will occur once per year, including evaluation of the achievement of goals for the most recent performance period(s) and establishment of goals for the ensuing performance period(s);

•

consider and approve the annual compensation for non-employee directors for each fiscal year, including cash retainers for service as directors and as members of Board committees, equity-based compensation, and other benefits to be provided to non-employee directors; and

•	refrain from recommending or approving bonuses to non-employee directors based on Company performance.

The policy expressly permits the Compensation Committee to make decisions regarding executive or director compensation in connection with the addition of new directors, the hiring of new executive officers or promotion of existing executive officers, and other circumstances that are, in the judgment of the Compensation Committee, exceptional. All decisions of the Compensation Committee are reported to our Board.

Role of Independent Compensation Advisor

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate its independent compensation advisors and to approve their fees and terms of engagement. In April 2021, the Compensation Committee engaged Aon/Radford (“Aon”) as its new independent compensation consultant. The Compensation Committee selected Aon in part due to its experience in developing comparative compensation analyses by industry. Aon was asked to refresh the Company’s peer group for compensation comparison purposes, to provide comparative information regarding executive compensation at peer companies, and to assist in designing the Company’s executive compensation program for fiscal year 2022, including grants of equity awards and performance goals for incentive compensation.

Peer Group Adopted for Fiscal Year 2022

As part of its consulting services, Aon conducts surveys and develops comparative compensation data by industry. In June 2021, Aon assisted the Compensation Committee in selecting a new peer group focused on pre-revenue biotechnology companies. The peer group recommended by Aon included a total of 20 companies, of which 12 were additions to the peer group previously used by the Compensation Committee for market comparison purposes. The proposed peer group included companies with market caps ranging from 0.3 times to 3.0 times the Company’s then market cap, with the goal of smoothing variations in comparability that could arise from volatility in stock trading prices. The Compensation Committee approved the updated peer group as recommended by Aon for purposes of establishing the Company’s executive compensation program for fiscal year 2022, as follows:

Agenus* Agios Pharmaceuticals Albireo Pharma* Arcus Biosciences Celldex Therapeutics* Chinook Therapeutics* Curis*	Cytokinetics Deciphera Pharmaceuticals Dicerna Pharmaceuticals Epizyme IDEAYA Biosciences* Immunovant* Inovio Pharmaceuticals*	MacroGenics* Mersana Therapeutics* Molecular Templates Sorrento Therapeutics* Syndax Pharmaceuticals* Y-mAbs Therapeutics

*	Indicates a company that was added to the peer group in Aon’s fiscal year 2022 analysis

In accordance with Aon’s recommendations, the following companies were removed from the fiscal year 2022 peer group: Apellis Pharmaceuticals, Inc.; BridgeBio Pharma, Inc.; Eagle Pharmaceuticals, Inc.; Fate Therapeutics, Inc.; Intercept Pharmaceuticals, Inc.; Novavax, Inc.; Principia Biopharma Inc.; and TG Therapeutics, Inc.

Executive Compensation Program for Fiscal Year 2022

Based on recommendations by Aon, the Compensation Committee structured our executive compensation program for fiscal year 2022 to include the elements described below. In making decisions on the 2022 program, the Compensation Committee determined that target total direct compensation for our executive officers generally should not exceed the 75th percentile of the Company’s peer group. It also decided that stock option grants should be used to align the executives’ compensation with value creation for our stockholders and, where appropriate, to fix target total direct compensation at the desired peer group percentile. For Dr. Recknor and Mr. Migliarese, the Compensation Committee determined that salaries should fall in the 25th to 50th percentile, with target total direct compensation pegged at the 50th percentile compared to the Company’s peer group. In making its determinations regarding the 2022 executive officer compensation program, the Compensation Committee did not expressly take into consideration the results of the most recent advisory vote on executive compensation at the Company’s annual meeting of stockholders held on November 24, 2021, but has sought to act in accordance with its understanding of the stockholders’ interests in considering and approving compensation for the Company’s executive officers.

Base Salaries

The Compensation Committee determined base salaries for the named executive officers for fiscal year 2022 based on a variety of factors, including salary levels in the competitive labor market and for similar positions at companies in the Company’s peer group, individual performance, job responsibilities, and tenure with the Company, as well as prior experience, economic conditions facing the Company, and retention.

The Compensation Committee also solicited input from the Company’s then CEO with respect to the compensation of the other named executive officers and took into consideration the CEO’s recommendations.

Based on comparative compensation information provided by Aon/Radford in July 2021, the Compensation Committee fixed base salaries for the Company’s named executive officers for fiscal year 2022 as follows: Dr. Pourhassan, $665,000, a decrease of approximately 33%; Dr. Kelly, $585,000, a decrease of approximately 16%; Dr. Ray, $525,000, unchanged, Dr. Recknor, $460,000; and Mr. Migliarese, $415,000. With respect to Dr. Kelly, the Compensation Committee determined to peg his salary at $100,000 above the 75th percentile for his position as Chief Medical Officer in the market comparisons for the Company’s peer group, in recognition of his service as Board Chair, Head of Business Development, and additional public relations responsibilities. Dr. Recknor’s increase was made retroactive to March 11, 2021, when he became Chief Operating Officer, and Mr. Migliarese’s increase was made retroactive to May 18, 2021, when he was promoted to the position of Chief Financial Officer. In March 2022, in order to conserve cash resources, the Compensation Committee authorized the payment of 25% of executive salaries in the form of shares of common stock. In September 2022, Mr. Migliarese’s salary for the period from January 24, 2022, until July 9, 2022, was increased by $25,000 in recognition of his dual service as CFO and interim President.

Annual Cash Incentive Plan

For fiscal year 2022, the Compensation Committee established performance goals for each of our named executive officers under our bonus plan for executive officers. The target level of annual cash incentives for each named executive officer is fixed in the executive’s employment agreement, and expressed as a percent of base salary. For fiscal year 2022, all named executive officers had a target bonus equal to 50% of the executive’s base salary other than Dr. Pourhassan, whose target percentage was 100% of base salary.

As recommended by Aon, the performance goals, established by the Compensation Committee for the named executive officers for the 2022 fiscal year were corporate-wide goals intended to facilitate the successful execution of the Company’s strategic objectives, including completion of the resubmission of the Company’s Biologic License Application for leronlimab as a combination therapy for highly treatment-experienced HIV patients.

In June 2022, the Compensation Committee assessed the extent to which the performance goals established in July 2021 had been achieved and determined that none of the performance goals had been satisfied. Accordingly, no bonuses or cash incentive payments were paid to the named executive officers for services during fiscal year 2022. See the Grants of Plan-Based Awards table below for additional information.

Long-Term Equity Incentives

We also provide long-term incentives to our named executive officers under the 2012 Plan. For fiscal year 2021, the Compensation Committee had approved equity awards comprising stock options, restricted stock units (“RSUs”) and performance share awards (“PSUs”). In July 2021, based on advice from Aon/Radford that the predominant practice of pre-revenue biotech companies is to grant equity awards in the form of stock options, the Compensation Committee decided to return to the practice of granting nonqualified stock options as the only form of equity incentive compensation for fiscal year 2022. Nonqualified stock options do not provide holders with the tax advantages afforded to holders of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended; rather, they benefit the Company by permitting it to deduct compensation expense for tax purposes when options are exercised in an amount equal to the compensation income recognized by the option holder.

Stock options provide our executives with opportunities for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. Stock options are granted to executives with an exercise price equal to or above the closing sale price of our common stock on the OTCQB on the grant date. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock options encourage our executives and other employees to focus on creating shareholder value.

In fiscal year 2022, our named executive officers were granted nonqualified stock options to purchase common stock as follows: Dr. Pourhassan, 4,275,000 shares; Dr. Kelly, 1,750,000 shares; Dr. Ray, 500,000 shares; Dr. Recknor, 1,475,000 shares; and Mr. Migliarese, 1,000,000 shares. In September 2022, Mr. Migliarese was granted a nonqualified stock option to purchase 630,222 shares of common stock in recognition of his service as both interim President and

Chief Financial Officer for almost six months beginning January 24, 2022. Dr. Pourhassan’s options were forfeited upon termination of his employment on January 24, 2022. See the “Grants of Plan-Based Awards” table below for additional information about stock options granted in fiscal year 2022.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee has reviewed the foregoing section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included this Annual Report on Form 10-K for the fiscal year ended May 31, 2022, and the Company’s proxy statement on Schedule 14A for its 2022 annual meeting of stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Karen J. Brunke, Ph.D., Chair

Lishomwa C. Ndhlovu, M.D., Ph.D.

Tanya Durkee Urbach

To the extent provided in Regulation S-K Item 407(e)(5), this report shall not be deemed to be soliciting material or to be filed with the SEC by reason of being furnished with this Annual Report on Form 10-K.

Executive Compensation Tables

The following table sets forth information regarding the compensation of our named executive officers for our fiscal years ended May 31, 2022, 2021, and 2020.

2022 Summary Compensation Table

					Stock	Non-equity
				Stock	option	incentive plan	All other
		Salary	Bonus	awards	awards	compensation	compensation
Name and Principal Position (1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total ($)
Nader Z. Pourhassan, Ph.D.	2022	431,210	—	—	4,587,075	—	1,010,436	6,028,721
President and Chief Executive Officer	2021	1,000,000	800,000	3,750,090	4,238,000	200,000	57,417	10,045,507
	2020	865,671	617,500	7,200,000	1,242,150	—	45,933	9,971,254
Nitya G. Ray, Ph.D.	2022	497,656	—	27,345	501,000	—	14,930	1,040,931
Chief Technology Officer	2021	525,000	150,000	777,300	1,059,500	91,875	30,624	2,634,299
	2020	400,000	150,000	—	212,473	—	13,005	775,478
Scott A. Kelly, M.D.	2022	554,531	—	30,470	1,877,750	—	16,636	2,479,387
Chief Medical Officer	2021	700,000	200,000	1,227,782	1,059,500	107,345	37,830	3,332,457
Chris P. Recknor, M.D.	2022	436,042	—	23,960	1,452,900	—	13,081	1,925,983
Sr. Executive VP of Clinical Operations
Antonio Migliarese	2022	411,567	—	21,615	1,302,000	—	12,347	1,747,529
Chief Financial Officer

(1)	Dr. Pourhassan’s employment terminated on January 24, 2022. Dr. Recknor ceased to be an executive officer on April 19, 2022. Mr. Migliarese also served as interim President beginning January 24, 2022. Dr. Kelly was not a named executive officer in fiscal year 2020. Dr. Recknor and Mr. Migliarese were not named executive officers in fiscal years 2020 or 2021.
(2)	Beginning March 31, 2022, 25% of each named executive officer’s salary was paid in the form of shares of common stock instead of cash. In September 2022, Mr. Migliarese’s salary was increased by $25,000 in recognition of his dual service as CFO and interim President from January 24, 2022, until July 9, 2022, resulting in additional salary awarded for services in fiscal 2022 in the amount of $18,182.
(3)	The amounts shown for 2021 represent supplemental bonuses paid in July 2020 in recognition of significant achievements during the quarter ended August 31, 2020.

(4)	Stock awards represent the aggregate grant date fair value of the awards, except for awards subject to performance conditions (“PSUs”), which represent aggregate grant date fair value based on the probable outcome of such conditions, all pursuant to ASC 718, as described in Note 1 and Note 7 in the Notes to the Consolidated Financial Statements included in Item 8 of our 2021 Form 10-K, to which reference is hereby made. The grant date fair value of shares of common stock issued in lieu of salary or severance is included in the Salary column. See footnotes (2) and (7). The shares that vested under PSUs granted in fiscal year 2021 were as follows: Dr. Pourhassan, 200,000 shares; Dr. Kelly, 153,350 shares; and Dr. Ray, 52,500 shares. See “Grants of Plan-Based Awards” below for more detailed information regarding the Company’s equity awards for fiscal year 2022.
(5)	Stock option awards represent the aggregate grant date fair value of the awards pursuant to ASC 718, as described in Note 7 to the Consolidated Financial Statements included in Item 8 of our 2022 Form 10-K, to which reference is hereby made. The option awards to Dr. Pourhassan shown in the table were forfeited or expired unexercised.
(6)	As permitted under applicable provisions of the Company’s executive employment agreements, the Compensation Committee determined that nonequity incentive payments for services during fiscal year 2021 would be paid 50% in cash and 50% in fully vested shares of common stock. The total value of cash and shares received is shown in the column.
(7)	For our named executive officers represents our qualified non-elective contributions to the Company’s 401(k) employee savings plan. For Dr. Pourhassan, it also includes the amount of severance (18 months of base salary) to which he became entitled under his employment agreement upon termination. The severance due on March 25, 2022, equal to 12 months of base salary was paid in the form of shares of common stock, as permitted under the terms of his employment agreement. The total value of all perquisites and personal benefits received by any named executive officer in fiscal year 2022 was less than $10,000.

The following table sets forth information regarding awards of nonequity incentive plan compensation and equity awards under the 2012 Plan to the named executive officers during the fiscal year ended May 31, 2022.

Grants of Plan-Based Awards for the Fiscal Year Ended May 31, 2022

			Estimated	All other
			potential future	stock	All other	Exercise
			payouts under	awards:	option awards:	or base	Grant date
			nonequity	Number of	Number of	price of	fair value
			incentive plan	shares of	securities	option	of stock
	Grant	Approval	awards (1)	stock or	underlying	awards	and option
Name	date	date	target ($)	units (#) (2)	options (#) (3)	($/Sh)	awards ($)
Nader Z. Pourhassan, Ph.D.	6/1/2021		$665,000
	10/18/2021	10/11/2021			4,275,000	$1.39	$4,587,075
	3/25/2022	3/8/2022		908,418		$0.49	$449,576
Scott A. Kelly, M.D.	6/1/2021		$292,500
	10/18/2021	10/11/2021			1,750,000	$1.39	$1,877,750
	3/31/2022	3/7/2022		15,592		$0.37	$5,769
	4/15/2022	3/7/2022		21,367		$0.27	$5,769
	4/30/2022	3/7/2022		18,029		$0.32	$5,769
	5/15/2022	3/7/2022		16,968		$0.34	$5,769
	5/31/2022	3/7/2022		18,029		$0.32	$5,769
Nitya G. Ray, Ph.D.	6/1/2021		$262,500
	8/6/2021				500,000	$1.32	$501,000
	3/31/2022	3/7/2022		14,780		$0.37	$5,469
	4/15/2022	3/7/2022		20,254		$0.27	$5,469
	4/30/2022	3/7/2022		17,089		$0.32	$5,469
	5/15/2022	3/7/2022		16,084		$0.34	$5,469
	5/31/2022	3/7/2022		17,089		$0.32	$5,469
Chris P. Recknor, M.D.	6/1/2021		$230,000
	8/6/2021				1,450,000	$1.32	$1,452,900
	3/31/2022	3/7/2022		12,950		$0.37	$4,792
	4/15/2022	3/7/2022		17,746		$0.27	$4,792
	4/30/2022	3/7/2022		14,973		$0.32	$4,792
	5/15/2022	3/7/2022		14,093		$0.34	$4,792
	5/31/2022	3/7/2022		14,973		$0.32	$4,792
Antonio Migliarese	6/1/2021		$207,500
	8/6/2021				1,000,000	$1.32	$1,002,000
	3/31/2022	3/7/2022		11,683		$0.37	$4,323
	4/15/2022	3/7/2022		16,010		$0.27	$4,323
	4/30/2022	3/7/2022		13,509		$0.32	$4,323
	5/15/2022	3/7/2022		12,714		$0.34	$4,323
	5/31/2022	3/7/2022		13,509		$0.32	$4,323
	9/20/2022				630,222	$0.58	$300,000

(1)	These amounts comprise the target cash incentive award levels for the 2022 executive bonus program. The Compensation Committee did not establish separate threshold or maximum payouts. The Compensation Committee determined that none of the performance goals underlying the awards for fiscal year 2022 had been met, so no amounts were paid.

(2)	The stock award to Dr. Pourhassan represents the severance payment under his employment agreement paid on March 25, 2022, in the form of shares of common stock. The stock awards to other named executive officers represent 25% of salary paid in shares.
(3)	Represents awards of stock options granted under the 2012 Plan. The option granted to Antonio Migliarese on September 20, 2022, was approved by the Compensation Committee on that date as additional compensation for service as interim President beginning January 24, 2022. Twenty-five percent of the award will vest on January 24, 2023; the balance will vest in 36 equal monthly installments beginning one month thereafter, subject to Continuous Service (as the term is defined in the 2012 Plan) through the applicable vesting date. All other options shown in the table vest in three equal annual installments beginning on August 6, 2022, subject to Continuous Service through the applicable vesting date.

The following table sets forth information regarding outstanding stock options and RSUs held by each of our named executive officers as of May 31, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards				Stock Awards	Market
	Number of	Number of			Number of	value of
	securities	securities			shares or	shares or
	underlying	underlying			units of	units of
	unexercised	unexercised	Option	Option	stock that	stock that
	options (#)	options(#)	exercise	expiration	have not	have not
Name	exercisable	unexercisable	price ($)	date	vested (#) (1)	vested ($) (2)
Nader Z. Pourhassan, Ph.D.	—	—	—	—	—	—
Scott A. Kelly, M.D.	25,000	—	$0.52	6/18/2029
	93,750	—	$0.39	10/7/2029
	500,000	—	$0.63	12/19/2029
	166,500	333,500	$3.12	6/15/2030
	—	1,750,000	$1.39	10/18/2031
					166,667	53,333
Nitya G. Ray, Ph.D.	400,000	—	$0.48	12/22/2028
	187,500	—	$0.39	10/7/2029
	600,000	—	$0.63	12/19/2029
	166,500	333,500	$3.12	6/15/2030
	—	500,000	$1.32	8/6/2031
					133,333	42,667
Chris P. Recknor, M.D.	50,000	—	$6.15	6/25/2030
	66,600	133,400	$3.15	8/27/2030
	—	1,450,000	$1.32	8/6/2031
Antonio Migliarese	33,333	16,667	$1.03	1/16/2030
	33,300	16,700	$1.10	2/21/2030
	33,300	66,700	$5.57	7/22/2030
	16,650	33,350	$5.54	2/17/2031
	—	1,000,000	$1.32	8/6/2031

(1)	Represents awards of RSUs that vest in three equal annual installments beginning on June 15, 2021, subject to continued employment through the applicable vesting date.
(2)	Based on the closing sale price of the common stock on May 31, 2022, the last trading day of the Company’s 2022 fiscal year, of $0.32 per share.

Additional Compensation Information

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. We make “safe harbor” qualified non-elective contributions, which vest immediately, equal to 3% of each participant’s salary, up to the maximum limit permitted under Section 401(k). In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, up to the maximum limit under the Internal Revenue Code. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreements

We have entered into an employment agreement with each of the named executive officers listed in the Summary Compensation Table above. These employment agreements, other than the agreement with Dr. Pourhassan, are collectively referred to below as the “Employment Agreements.” Dr. Pourhassan’s employment agreement was terminated, except as provided therein and in his separation agreement effective as of March 8, 2022, as of the termination of his employment on January 24, 2022. The Employment Agreements provide for indefinite terms of employment until terminated by either party as provided in the Employment Agreements. Each Employment Agreement provides for payment of a base salary (as adjusted by the Compensation Committee from time to time), equity awards under the 2012 Plan (or any successor plan) as determined by the Compensation Committee, and benefits generally made available to the Company’s senior leadership. The Employment Agreements also provide for annual cash incentive performance awards, with target dollar amounts equal to 50% of base salary. The actual amounts of target awards to be paid are based on the Compensation Committee’s evaluation of the level of achievement of the related performance goals, and are payable, as determined by the Compensation Committee, either in cash in full, or 50% in cash and 50% in unrestricted shares of Common stock. Under each of the Employment Agreements, the executive must remain actively employed by the Company through the date of a cash incentive payment to be entitled to the payment.

The Company also entered into an employment agreement with Cyrus Arman, Ph.D., our new President, effective as of July 9, 2022. The agreement has an initial six-month term. Dr. Arman will be considered for advancement to the position of Chief Executive Officer during the initial term, in which event the term of the agreement will be extended. The agreement provides for compensation to Dr. Arman as follows:

●	An initial annual base salary of $458,000.
●	Eligibility to participate in our short- and long-term incentive plans in which other executive officers may participate, with a target annual bonus equal to 40% of Dr. Arman’s annual base salary.
●	An initial grant of options with a grant date fair value of $750,000, and awards of restricted stock units (“RSUs”) and performance stock units (“PSUs”), each with a grant date fair value of $375,000. The initial stock option grant and RSUs were awarded on September 20, 2022. The RSUs vest in four equal annual installments subject to continued employment.
●	Vesting of the PSUs will be tied to satisfactory achievement of performance metrics to be approved by the Board at the time of grant.
●	Other customary benefits for which Dr. Arman is qualified as an executive officer of the Company.

Dr. Arman is also entitled to severance benefits under his employment agreement as follows:

●	If Dr. Arman’s employment is terminated by the Company without cause during the first six months of his employment, he will be entitled to receive cash severance in an amount equal to six months of his annual base salary, with an additional month of severance for each additional month that Dr. Arman is employed up to a maximum of 12 months of severance; or
●	if the Company experiences a change in control during Dr. Arman’s employment and, during the 12 months following the change in control, the Company terminates his employment without cause or he resigns for good reason, cash severance in an amount equal to 12 months of his annual base salary in effect when his termination occurs.

Severance payments may be satisfied either in cash or in common stock, at the sole discretion of the Company. The payment of severance will be subject to Dr. Arman’s execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants.

Payments upon Termination of Employment, Death or Disability, or Change in Control

In the event we terminate the employment of any of our named executive officers without cause, and subject to the named executive officer’s execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, the Employment Agreements provide for (i) a lump sum payment equal to the sum of three (3) months for Mr. Migliarese, six (6) months for Dr. Recknor, six (6) months for Dr. Kelly, and three (3) months for Dr. Ray, (ii) payments equal to nine (9) months of base salary for Migliarese, six (6) months for Dr. Recknor, six (6) months for Dr. Kelly, and nine (9) months for Dr. Ray, to be paid in regular installments corresponding with the Company’s regular payroll schedule; provided, that the payments described in clause (ii) may not exceed two times the lesser of (A) the sum of the named executive officer’s annualized compensation based upon the named executive officer’s annual salary in the year preceding the year in which the named executive officer’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the named executive officer’s employment had not terminated) or (B) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the named executive officer’s employment is terminated (such limit, the “Severance Limit”), and (iii) all outstanding stock options and other equity awards granted as of the effective date of the Employment Agreement will vest, and (if applicable) become immediately exercisable, except as otherwise provided in an award agreement. The payments described in clauses (i) and (ii) may, in the discretion of the Compensation Committee, be made in whole or in part through the issuance of shares of common stock. Upon an executive’s death or disability, the Company will satisfy its accrued obligations to pay salary and benefits through the date of the event.

In the event we terminate the employment of any of our current named executive officers without cause, or a named executive officer resigns for good reason, in each case, within 12 months following a change in control, and subject to the named executive officer’s execution and non-revocation of a release of claims, the Employment Agreements provide for a lump sum payment equal to the sum of eighteen (18) months of base salary for Mr. Migliarese, and eight (8) months for Dr. Recknor, eight (8) months for Dr. Kelly, and eighteen (18) months for Dr. Ray. Additionally, Dr. Recknor’s Employment Agreement provides for additional payments equal to ten (10) months base salary for Dr. Recknor, to be paid in regular installments corresponding with the Company’s regular payroll schedule, provided, that such payments may not exceed two times the lesser of (A) the sum of the named executive officer’s annualized compensation based upon the named executive officer’s annual salary in the year preceding the year in which the named executive officer’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the named executive officer’s employment had not terminated), or (B) the Severance Limit. Additionally, Dr. Kelly’s Employment Agreement provides for additional payments equal to ten (10) months of base salary, to be paid on the first regular payroll date following the date that is 270 days following the termination date of his employment; provided, that such payments may not exceed the Severance Limit. Any payments made in relation to a change in control would be in lieu of, and not in addition to, the severance that may be payable upon a termination without cause not within 12 months following a change in control; provided, additionally, the payments described in this clause may not exceed the Severance Limit. Also, all then outstanding and unvested stock options granted to a named executive officer as of the date of the executive’s Employment Agreement will vest as of the change in control date and (if applicable) become immediately exercisable, unless otherwise provided in an award agreement.

The definitions of certain terms used in the Employment Agreements are summarized below:

“Cause” generally means fraudulent or similar acts intended to enrich the executive personally to the detriment or at the expense of the Company; willful and continued failure to perform the duties or obligations reasonably assigned to the executive; a material breach of the confidentiality or non-competition provisions of the Employment Agreement; and conviction of a felony.

“Good reason” generally means a material reduction in the executive’s authority, duties, or responsibilities; a material decrease in the executive’s base salary (with certain exceptions); a relocation of the executive’s principal place of employment by a distance of more than 50 miles; or a material breach of the Employment Agreement by the Company.

“Change in control” generally means the acquisition by a person or group of more than 50% of the total fair market value or total voting power of our outstanding stock; the replacement of a majority of the members of the Board during any 12-month period (unless endorsed by a majority of the existing directors); or the acquisition by a person or group of assets representing at least 40% of the total gross fair market value of our assets.

Dr. Pourhassan became entitled to cash severance totaling $997,500 upon termination of his employment on January 24, 2022, of which $665,000 was paid in March 2022 and the balance is paid in six monthly installments beginning July 2022. All of his stock options and RSUs held on January 24, 2022, expired unexercised.

			Value of	Value of
	Cash severance	Cash severance	accelerated stock	accelerated
Name and principal position	w/out CIC ($) (1)	w/ CIC ($) (2)	options ($) (3)	RSUs ($) (4)
Scott A. Kelly, M.D., Chief Medical Officer	438,750	658,125	—	53,333
Nitya G. Ray, Ph.D., Chief Technology Officer	393,750	590,625	—	42,667
Chris P. Recknor, M.D., Sr. Executive Director, R&D	345,000	517,500	—	—
Antonio Migliarese, Chief Financial Officer	311,250	466,875	—	—

(1)	Equal to 12 months of annual base salary in effect on May 31, 2022, if employment is terminated by the Company without cause or by the executive for good reason in the absence of a CIC.
(2)	Equal to 18 months of annual base salary in effect on May 31, 2022, if employment is terminated by the Company without cause or by the executive for good reason within 12 months following a CIC.
(3)	Represents the amount, if any, by which the closing sale price of the common stock on May 31, 2022, $0.32, exceeded the per share exercise price of unvested stock options subject to acceleration of vesting upon a CIC.
(4)	Represents the amount based, if any, on the closing sale price of the common stock on May 31, 2022, $0.32, of unvested RSUs subject to acceleration of vesting upon a CIC.

CEO Pay Ratio

The following information provides, for fiscal year 2022, an analysis of the relationship between the annual total compensation of our employees and the annual total compensation of the interim President, Antonio Migliarese, who was serving as our principal executive officer on May 31, 2022 for fiscal year 2022, calculated in accordance with the SEC’s disclosure rules:

●	The total compensation of Mr. Migliarese, based on his compensation as of May 31, 2022, and then annualized for the full 2022 fiscal year 2022, was $2,139,529.
●	The median of the annual total compensation of all of our employees other than Mr. Migliarese (based on our median employee identified under the methodology described below) was $272,000.
●	The resulting ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee is 8 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and principal executive officer:

●	On May 31, 2022, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 20 individuals, including full-time, part-time and temporary employees employed on that date.

●	To find the median of the annual total compensation of the individuals (other than Mr. Migliarese) in our employee population as described above, we used the same methodology as used for purposes of disclosing the total compensation of our executive officers in the Summary Compensation Table. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on May 31, 2022 but who did not work for us during a portion of fiscal year 2022. No full-time equivalent adjustments were made.
●	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.
●	After identifying the median employee, we added together all of the elements of that employee’s compensation for fiscal year 2022 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

RELATED PERSON TRANSACTIONS

We describe below each transaction or series of similar transactions, since June 1, 2021, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or may exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, at any time since June 1, 2021, had or will have a direct or indirect material interest.

The Audit Committee of the Board reviews and approves all related party transactions in accordance with the Company’s Related Party Transactions Policy, which is available on our website, www.cytodyn.com/investors. Generally, it is the Company’s policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders. Specifically, when reviewing a related party transaction, the Audit Committee considers all relevant factors, including but not limited to (if and to the extent possible): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. We believe the terms of the related party transactions described below or elsewhere in this Proxy Statement were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

The Audit Committee of the Board of Directors (the “Board”) reviews and approves all related party transactions in accordance with the Company’s Related Party Transactions Policy, which is available on our website, www.cytodyn.com/investors. Generally, it is the Company’s policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders. Specifically, when reviewing a related party transaction, the Audit Committee considers all relevant factors, including but not limited to (if and to the extent possible): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

The Center for Advanced Research & Education, LLC (“CARE”), owned by Julie Recknor, Ph.D., the spouse of Chris P. Recknor, M.D., is one of our named executive officers, is one of several clinical locations for the Company’s ongoing NASH and COVID-19 long-hauler clinical trials, and was a clinical location for the Company’s completed Phase 2b/3 mild-to-moderate and severe-to-critical COVID-19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of these clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s Clinical Research Organization, prior to Dr. Chris Recknor’s appointment as an executive officer of the Company, and the operational and financial terms of the CTA with CARE are comparable to the terms available to unrelated clinical locations. Dr. Chris Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials, and he is not involved in patient recruitment at the CARE site. As of June 1, 2021, the Company had approximately $0.9 million in accounts payable due to CARE and made payments of approximately $1.7 million to CARE during the fiscal year ended May 31, 2022.

On September 23, 2021, Jordan G. Naydenov, then a director of the Company entered into a private warrant exchange in which he exercised warrants to purchase common stock at $0.90 and $1.50 per share in lieu of the stated exercise price on the original warrants of $0.45 and $0.75 per share, respectively. Mr. Naydenov purchased a total of 644,444 shares of common stock, as well as 644,444 additional shares as an inducement to exercise his warrants, for a total of 1,288,888 shares of common stock. The terms and conditions of the investment totaling approximately $700,000 made by Mr. Naydenov were identical to those offered to other investors.

On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, M.D., in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC ("Amarex”) by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond through August 13, 2022. As consideration for the Indemnitors’ agreement to indemnify the Surety, the Company agreed (i) to issue to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good”) controlled by Dr. Welch, a warrant for the purchase of 15,000,000 shares of common stock as a backstop fee (the “Initial Warrant”), (ii) to issue to 4-Good a warrant for the purchase of an additional 15,000,000 shares, to be exercisable only if the Indemnitors are required to make any payment to the Surety (the “Make-Whole Warrant” and, together with the Initial Warrant, the “4-Good Warrants”), and (iii) if the Indemnitors are required to make a payment to the Surety, (A) within 90 days of such payment, to reimburse the Indemnitors for any amount paid to the Surety and (B) to pay to the Indemnitors an indemnification fee in an amount equal to 1.5 times the amount paid by the Indemnitors to the Surety. The payment obligations of the Company to the Indemnitors will bear interest at 10% per annum and are secured by substantially all of the patents held by the Company.

Pursuant to an amendment to the Backstop Agreement executed on July 18, 2022 (the “Backstop Amendment”), (i) the obligation of the Indemnitors to indemnify the Surety was extended from August 13, 2022 to November 15, 2022, (ii) each of the 4-Good Warrants has a five-year term from the date of issuance and an exercise price of $0.20 per share (reduced from $0.30 per share), (iii) the Make-Whole Warrant was amended to be fully exercisable immediately, (iv) the deadline for the Company to use its commercially reasonable efforts to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) that is intended to register for resale the shares underlying the 4-Good Warrants was extended to December 31, 2022, (v) the Indemnitors and 4-Good agreed to waive the requirement to reserve for issuance the shares subject to the Make-Whole Warrant pending stockholder approval of an increase in the authorized shares of common stock and (vi) upon the exercise in full of the 4-Good Warrants, the Company agreed to take reasonable steps to cause the Indemnitors to be released from their indemnity obligations by an amount equal to the exercise proceeds. As a result of the Backstop Amendment, Dr. Welch acquired beneficial ownership of more than 5.0 percent of the outstanding common stock as of July 18, 2022.

Director Independence

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC. However, in determining director independence, we use the definition of independence in Rule 5605(a)(2) and Rule 5605(c)(2) of the listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”).

The Board has determined that current directors Brunke, Dunlap, Ndhlovu, Simes, and Urbach are independent as defined in the Nasdaq Rules and none of them otherwise has a relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. The Board is not aware of any transactions, arrangements, or relationships affecting the independence of any of the current directors that were not required to be disclosed under Regulation S-K Item 404(a) adopted by the SEC.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of common stock as of October 24, 2022, by (i) each of our directors; (ii) each of our named executive officers; and (iii) all of our current executive officers and directors as a group. We are not aware of any beneficial owners of more than 5 percent of our outstanding shares of common stock as of October 24, 2022.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Total (3)
A. Cyrus Arman, Ph.D.	—	—
Antonio Migliarese (4)	630,561	*
Scott A. Kelly, M.D. (5)	5,064,406	*
Nitya G. Ray, Ph.D. (6)	2,090,668	*
Karen J. Brunke, Ph.D.(7)	181,647	*
Ryan C. Dunlap (7)	82,370	*
Lishomwa C. Ndhlovu, M.D., Ph.D. (7)	356,647	*
Stephen M. Simes (7)	44,503	*
Tanya Durkee Urbach (8)	418,760	*
Chris P. Recknor, M.D. (9)	1,512,607	*
Nader Z. Pourhassan, Ph.D. (10)	1,952,495	*
All current directors and executive officers as a group (9 persons) (11)	8,869,562	1.1%

*             Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each current director and executive officer is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Beneficial ownership also includes shares subject to stock options, warrants, or other rights to acquire shares that are exercisable currently or within 60 days following October 24, 2022; such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage of any other person. Unless otherwise stated, numbers represent shares of common stock.
(3)	Percentages are based on 813,039,853 shares of common stock outstanding as of October 24, 2022.
(4)	Includes 482,883 shares subject to stock options.
(5)	Includes: (i) a warrant covering 500,000 shares; (ii) 1,535,417 shares subject to stock options; (iii) 782,408 shares held by Dr. Kelly’s spouse; and (iv) 195,960 shares held by Dr. Kelly as custodian for his children.
(6)	Includes 1,687,000 shares subject to stock options.
(7)	Represents shares subject to stock options.
(8)	Includes 256,647 shares subject to stock options.
(9)	Includes 666,183 shares subject to stock options.
(10)	Dr. Pourhassan ceased to be a director and executive officer of the Company in January 2022. The number of shares shown is based on information provided by Dr. Pourhassan.
(11)	Includes 4,627,114 shares subject to stock options and 500,000 shares subject to warrants.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, requires directors, officers and beneficial owners of more than 10 percent of the Company’s common stock (a “10% Stockholder”) to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of those reports, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during the fiscal year ended May 31, 2022, other than an initial report on Form 3 filed after the due date by each of new directors Ndhlovu, Seethamraju, and Urbach, one Form 4 filed after the due date by executive officers Kelly, Migliarese, and Ray, each reporting five acquisitions of common stock in lieu of salary, and one Form 4 filed after the due date by former executive officer Recknor reporting two acquisitions of common stock in lieu of salary.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. Pursuant to the Company’s Bylaws, only those matters set forth in the notice of the Annual Meeting may be considered or acted upon at the meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board of Directors should be submitted in writing to Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this proxy statement to any stockholder upon written or oral request to: CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660, Attn.: Secretary, or by phone at (360) 980-8524. Any stockholder who wants to receive a separate copy of this proxy statement, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

For the 2023 Annual Meeting of Stockholders, pursuant to our By-Laws, nominations for election as directors and proposals to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received by the close of business on August 11, 2023, through September 10, 2023, inclusive; provided that, if the 2023 Annual Meeting is not first convened between November 9, 2023, and February 7, 2024, inclusive, then the notice must be delivered prior to the later of the close of business on (x) the 90th day prior to the meeting date or (y) the 10th day following the first public announcement of the meeting date.

In order to be eligible for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must have been received by the close of business on June 28, 2023. Any such proposal is required to comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. If we receive notice of a stockholder proposal after June 28, 2023, the persons named as proxies in the annual meeting proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

In addition to satisfying the requirements of the Company’s By-Laws, including the earlier notice deadlines set forth above, to comply with the SEC's universal proxy rules, stockholders who intend to solicit proxies in support of nominees for election as director other than the Company’s nominees must also provide notice that includes the information required by Rule 14a-19 under the Exchange Act by no later than October 10, 2023; provided that, if the date of next year's annual meeting changes by more than 30 calendar days from the 2022 Annual Meeting, the notice must be provided by the later of October 10, 2023, and the 10th calendar day following the Company's earliest public announcement of the 2023 annual meeting date.

Any nominations or proposals to take action at the 2023 Annual Meeting of Stockholders should be addressed to: Corporate Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this proxy statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, internet and in person.

The expenses of preparing, printing and distributing notices of internet availability of our proxy materials and copies of proxy materials upon request, as well as other costs of soliciting proxies, will be borne by the Company.

Copies of proxy materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries as requested for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding the Company and other issuers that file electronically with the SEC at www.sec.gov. The Company’s proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at http://www.cytodyn.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this proxy statement.

October 26, 2022

CYTODYN INC.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CYDY or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.investorvote.com/CYDY Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: 01 - Tanya Durkee Urbach 04 - Ryan M. Dunlap 02 - Lishomwa C. Ndhlovu, M.D., Ph.D. 05 - Stephen M. Simes 03 - Karen J. Brunke, Ph.D. Mark here to vote FOR all nominees Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), vote from all nominees write the name(s) of such nominee(s) below. _____________________________________________________________________ For Against Abstain For Against Abstain 2. Ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2023. 3. Approval, on an advisory (non-binding) basis, of our named executive officer compensation. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03PH1C B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. Annual Meeting Proxy Card

The 2022 Annual Meeting of Stockholders of CytoDyn Inc. will be held on Friday, December 9, 2022, 8:00 a.m., Pacific Time, virtually via the internet at www.meetnow.global/MLNKHSH. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2022 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc. The undersigned hereby appoints Antonio Migliarese and Cyrus Arman as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned at the close of business on October 24, 2022, at the Annual Meeting of Stockholders to be held on December 9, 2022, at 8:00 a.m., Pacific Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is provided, the proxies named above will vote FOR the election of all nominees for director and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the 2022 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for the meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy - CYTODYN INC. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CYDY

+ Online Go to www.investorvote.com/CYDY or scan the QR code — login details are located in the shaded bar below. The Annual Meeting of Stockholders of CytoDyn Inc. will be held on December 9, 2022 at 8:00 A.M. Pacific Time, virtually via the internet at www.meetnow.global/MLNKHSH. To access and vote at the virtual meeting, you must have the information that is printed in the shaded bar above. You must be a stockholder of record on October 24, 2022, or obtain a legal proxy, to vote at the meeting. Proposals to be voted on at the meeting are listed on the reverse side along with the Board of Directors’ recommendations. Important Notice Regarding the Availability of Proxy Materials for CytoDyn Inc. Annual Meeting to be Held on December 9, 2022. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement is available at: www.investorvote.com/CYDY Easy Online Access — View your proxy materials and vote. Step 1: Step 2: Step 3: Step 4: Step 5: Go to www.investorvote.com/CYDY Click on the icon on the right to view meeting materials. Return to the investorvote.com window and follow the instructions on the screen to log in. Make your selections as instructed on each screen for your delivery preferences. Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before December 1, 2022 to facilitate timely delivery. + 2 N O T 03PH3D 2022 Annual Meeting of Stockholders Notice

The Annual Meeting of Stockholders of CytoDyn Inc. will be held on December 9, 2022 at 8:00 A.M. Pacific Time, virtually via the internet at www.meetnow.global/MLNKHSH. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. Election of Directors: 01 - Tanya Durkee Urbach 02 - Lishomwa C. Ndhlovu, M.D., Ph.D. 03 - Karen J. Brunke, Ph.D. 04 - Ryan M. Dunlap 05 - Stephen M. Simes Ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2023. Approval, on an advisory (non-binding) basis, of our named executive officer compensation. 2. 3. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials, including the Notice and Proxy Statement and our 2022 Annual Report on Form 10-K. — — — Internet – Go to www.investorvote.com/CYDY Phone – Call us free of charge at 1-866-641-4276. Email – Send an email to investorvote@computershare.com with “Proxy Materials CytoDyn Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, requests for a paper copy of proxy materials must be received by December 1, 2022. 2022 Annual Meeting of Stockholders Notice